CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 27, 2006
JAFRA WORLDWIDE HOLDINGS
(LUX) S.àR.L
(Exact Name of Registrant as Specified in its Charter)

Luxembourg	333-106666	98-0399297
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)
370 Route de Longwy
L-1940 Luxembourg
Luxembourg
(Address of Principal Executive Offices)
(Zip Code)
(352) 226027
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Exhibits
SIGNATURES
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement.
     On July 27, 2006, Jafra Cosmetics International, Inc. (the “Company”, a wholly owned subsidiary of Jafra Worldwide Holdings (Lux) S.áR.L. (the “Issuer”)) and Pacific Rim Consulting (“Pacific Rim”), an entity wholly owned by Ronald B. Clark, the Company’s former Chief Executive Officer, and Gonzalo R. Rubio, the Company’s former President, entered into a consulting agreement (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Pacific Rim will provide consulting services to the Company in connection with (i) the Company’s opening or reopening of operations in countries in which the Company does not directly operate; and (ii) executive search for Company managers for new markets, in each case, as more fully set forth in the Consulting Agreement attached as Exhibit 99.1. In connection with the consulting services, the Company will pay Pacific Rim $700,000 per year, plus, for each manager retained by the Company for a new market as a result of Pacific Rim’s efforts, a one time fee equal to 30% of such manager’s annual salary. Additionally, the Company will pay 20% of the amount otherwise payable under the Consulting Agreement in lieu of separately reimbursing Pacific Rim for expenses. The Consulting Agreement has a two year term but is terminable at will by either party upon 5 days notice. If the Company terminates the Consulting Agreement prior to its expiration other than for cause, the Company would be obligated to pay Pacific Rim one month’s fees.
Item 9.01. Exhibits.
99.1	Consulting Agreement between the Company and Pacific Rim Partners Limited, dated as of July 27, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 2, 2006

JAFRA WORLDWIDE HOLDINGS (LUX) S.ÀR.L.

By:	/s/ Enrique Marco
Enrique Marco
Chief Financial Officer